UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                                           Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ZALE CORPORATION
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

On May 15, 2014, Zale Corporation issued a press release reiterating its commitment to its previously announced proposed merger with Signet Jewelers Limited.  A copy of such press release is set forth below.

ZALE REITERATES COMMITMENT TO TRANSACTION WITH SIGNET JEWELERS

Transaction Provides Compelling and Immediate Value to Zale Stockholders

Zale Files Detailed Investor Presentation

DALLAS, Texas – May 15, 2014 – Zale Corporation (“Zale” or the “Company”) (NYSE: ZLC) today reiterated its commitment to the pending merger with Signet Jewelers Limited (“Signet”) (NYSE: SIG), under which Zale stockholders would receive $21.00 per share in cash. The transaction, which was unanimously approved by the Zale Board of Directors, represents the result of a thorough process that included a comprehensive review of strategic and other alternatives and extensive negotiations with Signet.

On May 13, 2014, Zale filed a detailed investor presentation with the U.S. Securities and Exchange Commission (“SEC”) in order to provide all stockholders with additional information associated with the proposed Signet transaction. The presentation is available on the SEC’s website at www.sec.gov and the Company’s website at www.zalecorp.com/merger.

In reiterating its support for and recommending that Zale stockholders vote in favor of the Signet transaction at the May 29, 2014 special meeting of stockholders, Zale notes the following:

●
Signet's $21.00 cash per share price provides compelling and immediate value to Zale stockholders. Signet’s offer represents a 41% premium over both Zale’s closing stock price on February 18, 2014, the day prior to the public announcement of the transaction, and the Company’s three month volume weighted average closing price. It also represents an 85% premium over the volume weighted average closing price of Zale’s stock over the twelve-month period ended February 18, 2014 and a valuation of 18.5 times Zale's EBITDA for the twelve-month period ended January 31, 2014.

●
Zale’s strong and independent Board, with substantial retail and jewelry industry experience, unanimously approved the transaction with Signet. The Zale Board conducted a thorough process, which included the consideration of other potential buyers and extensive negotiations with Signet that resulted in price increases from Signet’s initial offer of $19.00 per share to $21.00 per share. Further, the interests of Golden Gate Capital, the Company’s largest stockholder with a 23% ownership stake and with two seats on the Zale Board, are fully aligned with the interests of all other Zale stockholders in seeking maximum value for Zale shares.

●
There is significant risk and uncertainty to achieving Zale’s three-year business plan, which was designed as a stretch plan to challenge management. The Zale Board evaluated the $21.00 cash per share offer price relative to the risks, uncertainties and challenges associated with the achievement of the Company's three-year business plan. These factors included, among other things, macroeconomic conditions, commodity price volatility, competitive threats, the Company’s highly levered capital structure, and the Company’s aging infrastructure. In addition, achievement of the three-year business plan assumes successful and timely execution of several new, critical business initiatives. The challenging nature of the three-year business plan was recognized by the Board in establishing the long-term incentive plan. Achievement of the FY2016 EBITDA plan of $200 million would result in a maximum incentive payout (200%) with the target incentive payout (75% - 125%) set at 77% achievement of the FY2016 EBITDA plan. The board also considered an Alternative Case which represented a slightly less ambitious plan, but still reflects significant improvement in revenue growth and operating margins; achievement of the Alternative Case in FY2016 would result in an incentive payout in excess of the target incentive payout range.

EBITDA
(dollars in millions)
	FY12	FY13	FY14	FY15	FY16	FY14-16 Growth Rates
Actual	$56	$68	-	-	-

Business Plan	-	-	$92	$124	$200	117%

Alternative Case	-	-	90	115	172	91%

Signet's $21.00 per share all cash consideration provides certainty of value and eliminates the risks to Zale stockholders of failing to achieve the Company’s three-year business plan.

●
Since the transaction was announced on February 19, 2014, no other parties have expressed interest in acquiring Zale. The merger agreement allows the Zale Board to consider unsolicited alternative proposals that could create greater value for Zale stockholders. In the nearly three months since the Signet transaction was announced, there have been no competing offers submitted.

●
Importantly, there is risk of a material decline in the Company’s share price if the transaction does not close, particularly in light of the significant increase in the Company’s share price that occurred subsequent to the transaction announcement.

YOUR VOTE IS IMPORTANT – PLEASE VOTE FOR THE SIGNET TRANSACTION TODAY

Your vote is extremely important, no matter how many or how few shares you own. The affirmative vote of holders of a majority of Zale’s outstanding shares is required to approve the proposal to adopt the merger agreement. Failing to vote has the same effect as a vote against the proposal to adopt the merger agreement. Please take a moment to vote FOR the proposal to adopt the merger agreement today – by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

For more information, please see Zale’s definitive proxy statement, which was filed with the SEC on May 1, 2014. Zale urges all stockholders to review the definitive proxy statement and other materials as they contain important detailed information about the merger agreement and the reasons why the Zale Board approved the merger agreement. Stockholders who have any questions or need assistance voting their shares should contact Zale’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 488-8095 or via email at zale@dfking.com.

About Zale

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,680 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

Safe Harbor for Forward-Looking Statements

Any statements in this communication about Zale’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts, including statements regarding the proposed acquisition of Zale by Signet (the “proposed transaction”) and the expected timetable for completing the proposed transaction that are not historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements, are the following: the parties’ ability to consummate the proposed transaction on the expected timetable or at all; the conditions to the completion of the proposed transaction, including the receipt of stockholder approval; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees of Zale may be difficult; Zale is subject to intense competition and increased competition is expected in the future; and general economic conditions that are less favorable than expected. Additional information and other factors are contained in Zale’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above and other risk factors, including general industry and economic conditions, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, based on information available to Zale as of the date hereof, and Zale disclaims any obligation to update any forward-looking statement to reflect events or circumstances after such date.

Use of Non-GAAP Financial Measures

This communication contains a non-GAAP measure as defined by SEC rules. This non-GAAP measure is EBITDA, which is defined as earnings before interest, income taxes and depreciation and amortization. We believe this measure could be useful in evaluating the merger. This non-GAAP measure should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net earnings (loss). The Company's calculation of this non-GAAP measure may differ from others in its industry and is not necessarily comparable with similar titles used by other companies. Please refer to the appendix of the Company’s investor presentation, which is available on the Company’s website at www.zalecorp.com/merger and is an exhibit to the Current Report on Form 8-K filed with the SEC by the Company on May 13, 2014, for a reconciliation of this non-GAAP measure to the most comparable GAAP financial measure.

Investors and Press Contacts:

Roxane Barry
Director of Investor Relations
1 (972) 580-4391

Kristian Klein
D.F. King & Co., Inc.
1 (212) 232-2247

Matthew Sherman / Kelly Sullivan / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
1 (212) 355-4449